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                                                                   Exhibit 10.16

May 22, 1998

Mr. Heinz Stubblefield
14736 Locustwood Lane
Silver Spring, Maryland 20905

Dear Heinz:

I am pleased to offer you the position as Senior Vice President and Chief Financial Officer of American Mobile Radio Corporation (AMRC). You will be responsible for the overall financial performance of the company, and, at least initially, for the Human Resources and Information Technology functions of the company. In this capacity, you will report to the President and Chief Executive Officer.

The position offers the following:

Annual Base Salary: You will receive an annual base salary of $200,000, minus applicable withholding taxes, effective June 1, 1998.

Discretionary Bonus: Your annual bonus potential will be equal to 30% of your annual base compensation, minus applicable withholding taxes, based upon agreed performance measures. You will be eligible for the full annual bonus (i.e., $60,000) retroactive to January 1, 1998 and at the end of every calendar year thereafter. The awarding of a discretionary bonus is in recognition of performance and should be not be construed as conferring upon you the right to a future discretionary bonus, nor does it imply a specific condition or length of employment commitment.

Stock Option Plan: A recommendation will be made to the Board of Directors of AMRC that you be granted stock options to purchase one (1) share of AMRC stock with a strike price of $875,000 per share. Your one (1) share option will vest on a schedule of one-third on each anniversary date in 1999, 2000, and 2001. The granting of stock options is wholly discretionary in recognition of performance or anticipated performance and does not create any obligation on the part of AMRC to maintain your employment through any part of the vesting schedule or to grant additional options in the future.
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Mr. Heinz Stubblefield
May 22, 1998
Page 2


Continuing Worldspace Stock Participation: In recognition of the affiliate relationship between Worldspace and AMRC, your existing options for Worldspace stock will continue to vest and continue to be exercisable, under the terms of the Worldspace plan and your former Worldspace employee contract, for so long as you remain an employee of either Worldspace of AMRC. Should you cease to be an employee of Worldspace or AMRC, then your Worldspace options would be treated as if you left employment of Worldspace with applicable vesting and other terms governed by your Worldspace employee contract, and your AMRC options would be treated as if you left the employment of AMRC. All other terms and conditions of the options shall be governed by the receptive plans.

Terms of Employment and Severance: In the event of voluntary termination with or without cause during a three year period from June 1, 1998, employee agrees to provide ninety (90) days advance notice. Also, in case of involuntary termination by AMRC for any reason other than cause during such three year employment period, you will be eligible for a lump-sum payment of one (1) years base salary and bonus, plus the pro-rated portion of earned bonus and options scheduled to vest for the current year. At the end of such three year employment period, this offer will be automatically renewed under terms and conditions to be agreed upon at the time for an additional two (2) years, unless either party gives sixty (60) days notice to the other.

Employee Benefits: You will continue to participate in the Worldspace Employee Benefits program until such time as a separate plan is developed for AMRC. AMRC will generally observe 11 holidays per year, and you will be provided four (4) weeks of paid vacation. Benefit programs are reviewed from time to time and may be changed at the discretion of Worldspace (or AMRC once its separate plan is instituted). For the purposes of benefit calculations, your date of hire with AMRC, while effective on June 1, 1998, will be based upon your original date of hire with Worldspace.

This offer letter is the complete offer for employment and may not be amended or altered in any way by oral statements, and can only be altered by a written amendment signed by an officer of AMRC. As you know, we are serious about moving quickly to put the necessary leadership in place at AMRC, and as such, we would hope to receive a timely response to this offer letter.
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Mr. Heinz Stubblefield
May 22, 1998
Page 3


Your signature at the bottom of this page indicates your acceptance of this offer. Please sign all three originals, retaining one copy for your files, returning one copy to me, and forwarding the third copy to McKinley G. Littlejohn, Senior Vice President, Human Resources, WorldSpace Corporation.

Sincerely,

/s/ Gary M. Parsons

Gary M. Parsons
Chief Executive Officer -- AMRC


I accept this offer:


/s/ Heinz Stubblefield        6/1/98
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Heinz Stubblefield            (Date)


6/1/98
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Start Date